Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hanesbrands Inc. of our report dated February 10, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Hanesbrands Inc.’s Annual Report on Form 10-K for the year ended December 28, 2019.

/s/ PricewaterhouseCoopers LLP

Greensboro, NC

May 8, 2020